Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-265687 on Form S-8 and Registration Statement No. 333-197047 on Form S-3 of our reports dated March 6, 2025, relating to the consolidated financial statements of Silvercrest Asset Management Group Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
New York, New York
March 6, 2025